            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the references to our firm under the caption "Financial Highlights" in the Prospectus and "Auditors" in the Statement of Additional Information and to the use of our reports dated December 16, 2003 on the financial statements and financial highlights of the AIM Aggressive Growth Fund, AIM Basic Value II Fund, AIM Blue Chip Fund, AIM Capital Development Fund, AIM Charter Fund, AIM Constellation Fund, AIM Core Strategies Fund, AIM Dent Demographic Trends Fund, AIM Diversified Dividend Fund, AIM Emerging Growth Fund, AIM Large Cap Basic Value Fund, AIM Large Cap Growth Fund, AIM Mid Cap Growth Fund, AIM U.S. Growth Fund, and AIM Weingarten Fund as of and for the year ended October 31, 2003 in the Post-Effective Amendment Number 80 to the Registration Statement (Form N-1A No. 2-25469).


                                             ERNST & YOUNG LLP

Houston, Texas
September 23, 2004